Exhibit 99.1

Media Contact	Investor Contact
Bob Guenther, 203-578-2391	Terry Mangan, 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com
Webster Financial Announces Receipt of Regulatory Approval to Acquire Health Savings Account Business from JPMorgan Chase

WATERBURY, Conn., November 25, 2014 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., announced today that it has received all regulatory approvals necessary to consummate the acquisition of the health savings account (HSA) business from JPMorgan Chase Bank, N.A., a subsidiary of JPMorgan Chase & Co. (NYSE: JPM). This follows Webster’s announcement on September 23, 2014 that it had signed a definitive agreement to acquire the HSA business from JPMorgan Chase Bank, N.A. The acquisition will solidify HSA Bank, a division of Webster Bank, as a leading provider of health savings accounts.

The transaction is expected to close early in the first quarter of 2015, subject to satisfaction of customary closing conditions. Transaction consideration will be all cash; the purchase price was not disclosed.

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About HSAs
First marketed in 2004, HSAs increasingly are finding favor among employers and consumers. In 2013, the number of individuals with HSAs rose to 7.2 million from 6.6 million while assets in HSAs increased to $16.6 billion from $11.3 billion, according to the Employee Benefits Research Institute. HSAs provide a tax-advantaged way for consumers to pay and save for current and future medical expenses. Besides being pre-tax, contributions to an HSA are fully portable and can remain in the account and grow until withdrawn. Eligibility to participate in an HSA is not subject to an income ceiling. Annual contributions in 2014 are limited to $3,300 for an individual and $6,550 for a family. Withdrawals to pay for qualified medical expenses are not taxable as income, and HSAs do not require accountholders to take minimum annual distributions upon reaching age 70 nor are they subject to ordinary income taxes upon death.

About HSA Bank
HSA Bank is a trusted leader in consumer-directed healthcare focusing on health savings accounts (HSAs) since the beginning, serving as both the bank and custodian. Discover how we can support your employee benefits strategy with our comprehensive account-based benefit solutions such as HSAs, HRAs, FSAs, and Commuter Benefits (Mass Transit and Parking accounts). HSA Bank empowers over 700,000 accountholders to own their health. HSA Bank, with over $2.4 billion in assets, is a division of Webster Bank, Member FDIC. www.hsabank.com

About Webster
Webster Financial Corporation is the holding company for Webster Bank, N.A. With $22 billion in assets, Webster provides business and consumer banking, mortgages, private banking, trust and investment services through 165 banking offices; 311 ATMs; telephone banking; mobile banking; and the Internet. Webster Bank owns the asset based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com or follow us on LinkedIn http://linkedin.com/company/webster-bank and Twitter https://twitter.com/WebsterBank.